PROSPECTUS SUPPLEMENT NO. 8	Filed pursuant to Rule 424(b)(7)

(To Prospectus dated May 8, 2006, as supplemented by Supplement No. 1 dated June 13, 2006, Supplement No. 2 dated August 24, 2006, Supplement No. 3 dated September 25, 2006, Supplement No. 4 dated October 12, 2006; Supplement No. 5 dated February 2, 2007, Supplement No. 6 dated March 23, 2007 and Supplement No. 7 dated April 18, 2007)

Registration No. 333-129254

$96,600,000

AFFORDABLE RESIDENTIAL COMMUNITIES LP

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

7% Senior Exchangeable Notes due 2025

and

Shares of Common Stock Issuable Upon Exchange of the Notes

This prospectus supplement no. 8 supplements and amends the prospectus dated May 8, 2006 (as amended by prospectus supplement no. 1 dated June 13, 2006, supplement no. 2 dated August 24, 2006, supplement no. 3 dated September 25, 2006, supplement no. 4 dated October 12, 2006; supplement no. 5 dated February 2, 2007, supplement no. 6 dated March 23, 2007, and supplement no. 7 dated April 18, 2007) of Affordable Residential Communities LP, or the Partnership, and Affordable Residential Communities Inc., or ARC, relating to the sale from time to time by certain selling securityholders of the Partnership’s 7½% Senior Exchangeable Notes due 2025, which are referred to in this prospectus supplement as the “Notes”, and the common stock of ARC issuable upon exchange of their Notes.

This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The information appearing in the table below, which is based on information provided by or on behalf of the named selling securityholder, supplements and amends the information in the selling securityholders table in the prospectus.

	Principal Amount of Notes (1)(2)		Number of Shares of Common Stock(1)(2)(3)
Selling Security Holder (1)	Beneficially Owned Prior to the Offering and Offered Hereby	Percentage of Notes Outstanding	Beneficially Owned Prior to the Offering and Offered Hereby	Percentage of ARC Common Outstanding that May Be Sold Hereby
S.A.C. Arbitrage Fund, LLC (4)	$1,000,000	1.04%	73,950	0.13%

(1)          Since the date on which we were provided with the information regarding its Notes and other security ownership in ARC, selling securityholder may have acquired, sold, transferred or otherwise disposed of all or a portion of its Notes or other securities.  Accordingly, the information provided here for securityholder may understate or overstate, as the case may be, securityholder’s current ownership.

(2)          The aggregate principal amount of Notes outstanding as of the date of this prospectus supplement is $96,600,000, which is the aggregate principal amount of Notes registered pursuant to the registration statement of which the prospectus is a part.  Any such changed information will be set forth in supplements to this registration statement if and when necessary.  For purposes of presenting the number of shares of ARC common stock beneficially owned by holders of Notes, we assume an exchange rate of 73.94998 shares of ARC common stock per each $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $13.52 per share of ARC common stock, and a cash payment in lieu of the issuance of any fractional share interest.  However, the conversion price is subject to adjustment as described under “Description of Notes—Exchange Rights—Exchange Rate Adjustments” in the prospectus.  As a result, the number of shares of ARC common stock issuable upon exchange of the Notes, and as a consequence, the number of shares beneficially owned by the holders of Notes, may increase or decrease in the future.

(3)             Percentages based on 58,831,184 shares of ARC common stock outstanding as of June 12, 2007, assuming the issuance of all shares attributable to outstanding warrants that may be exercised within 60 days of such date and all shares issuable upon redemption of outstanding common partnership units in the Partnership.

(4)             Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC share all investment and voting power with respect to securities held by S.A.C. Arbitrage Fund, LLC.  Steven A. Cohen controls both S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC.  Each of S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC and Steven A. Cohen disclaim beneficial ownership of any of the securities of S.A.C. Arbitrage Fund, LLC referenced herein.

Investing in the notes and the common stock issuable upon their exchange involves risks.  See “Risk Factors” beginning on page 19 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 13, 2007